Exhibit 10.3

AMENDED AND RESTATED GUARANTY

This AMENDED AND RESTATED GUARANTY is made and entered into by Anthracite Capital, Inc., a Maryland corporation whose address is c/o BlackRock Financial Management, Inc., 40 East 52nd Street, New York, New York 10022 (“Guarantor”), for the benefit of Bank of America, N.A., whose address is Mail Code NC1-027-19-01, Hearst Tower, 214 North Tryon Street, Charlotte, North Carolina 28555 (the “Buyer Agent”) for the benefit of Bank of America, N.A. (“BANA”) and Banc of America Mortgage Capital Corporation (“BAMCC”, individually and/or collectively, as the context may require, each a “Buyer” and collectively, the “Buyers”). This Guaranty is made with reference to the following facts (with some capitalized terms being defined below):

WHEREAS, Anthracite Capital BOFA Funding LLC, a Delaware limited liability company whose address is c/o BlackRock Financial Management, Inc., 40 East 52nd Street, New York, New York 10022 (“Seller”) is party to that certain Master Repurchase Agreement between Seller, the Buyer Agent and Buyers dated July 20, 2007, together with all annexes thereto (as amended, modified and in effect prior to the date hereof, the “Existing Repurchase Agreement”; as amended by the Amendment and Agreement, dated as of the date hereof (the “Amendment”) and as further amended, modified and in effect from time to time, the “Repurchase Agreement”). Capitalized terms used but not defined herein, shall have the meanings ascribed to such terms in the Repurchase Agreement.

WHEREAS, in connection with the Existing Repurchase Agreement, the Guarantor executed and delivered that certain Guaranty, dated as of July 20, 2007 (as amended, modified and in effect prior to the date hereof, the “Existing Guaranty”).

WHEREAS, the Seller, the Buyer Agent and the Buyers have amended the Existing Repurchase Agreement pursuant to the terms of the Amendment.

WHEREAS, it is a requirement under the Amendment that the Existing Guaranty be amended and restated as provided herein and it is a condition precedent to the effectiveness of the Amendment that the Guarantor shall have executed and delivered this Guaranty to the Buyer Agent.

WHEREAS, Guarantor is the direct owner of 100% of the membership interests of Seller.

WHEREAS, Guarantor expects to benefit if the Seller, the Buyer Agent and the Buyers amend the Repurchase Agreement, and desires that the Buyer Agent and the Buyers amend the Repurchase Agreement, pursuant to the terms of the Amendment.

WHEREAS, the Buyer Agent and the Buyers would not amend, and would not be obligated to amend, the Repurchase Agreement with Seller unless Guarantor executed this Guaranty. This Guaranty is therefore delivered to the Buyer Agent to induce the Buyer Agent and the Buyers to amend the Repurchase Agreement pursuant to the terms of the Amendment.

NOW, THEREFORE, in exchange for good, adequate, and valuable consideration, the receipt of which Guarantor acknowledges, and to induce the Buyer Agent and the Buyers to enter into the Amendment and accept the Repurchase Agreement and the other Transaction Documents, Guarantor agrees as follows:

1. DEFINITIONS.

For purposes of this Guaranty, the following terms shall be defined as set forth below. In addition, any capitalized term defined in the Repurchase Agreement but not defined in this Guaranty shall have the same meaning in this Guaranty as in the Repurchase Agreement.

1.1 “Adjusted Net Income” means, for any period, the Net Income of Guarantor and its consolidated Subsidiaries for such period, determined on a cash basis for such period without recognizing any trading portfolio gains or losses in general, and specifically without giving effect to:

(a) depreciation and amortization,

(b) gains or losses that are classified as “extraordinary” in accordance with GAAP,

(c) capital gains or losses on sales of real estate,

(d) capital gains or losses with respect to the disposition of investments in marketable securities,

(e) any provision/benefit for income taxes for such period,

(f) earnings from equity investments and unconsolidated joint ventures determined in accordance with GAAP,

(g) losses attributable to the impairment of assets,

(h) incentive fees paid in the form of the issuance of the Guarantor’s common stock,

(i) Cash Interest Expense,

(j) income or expense attributable to the ineffectiveness of hedging transactions, and

(k) interest accretions, whether in favor or against the Guarantor.

Without limiting the foregoing, Net Income shall be determined before preferred stock dividends and shall include cash distributions from equity investments and unconsolidated joint ventures.

1.2 “Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and for purposes of this Guaranty, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

1.3 “Cash Interest Expense” means, for any period, total interest expense, both expensed and capitalized, of Guarantor and its Subsidiaries for such period with respect to the Total Recourse Indebtedness, determined on a consolidated cash basis, for such period, and net of any interest accretions, whether in favor or against, with respect to debt.

1.4 “Committed Facility” shall mean a credit facility under which Guarantor is a borrower and a party acceptable to Buyer Agent is lender, whereby (i) the lender thereunder is unconditionally committed to make advances to Guarantor upon request by Guarantor (other than any conditions acceptable to Buyer Agent); (ii) no event of default (or event which with notice or the passage of time, or both, would constitute an event of default) has occurred thereunder; and (iii) the period where such advances may be requested expires more than ninety (90) days from the date of determination.

1.5 “Debt Service Coverage Ratio” or “DSCR” means, for any period, the ratio of Adjusted Net Income to Cash Interest Expense on the Total Recourse Indebtedness outstanding, it being understood that such determination shall be made on a cash basis.

1.6 “Equity Proceeds” means any proceeds received from the sale or issuance of any capital stock.

1.7 “Guarantied Obligations” means Seller’s obligations: (a) to fully and promptly pay all sums owed under the Transaction Documents at the times and according to the terms required by the Transaction Documents, without regard to any modification, suspension, or limitation of such terms not agreed to by the Buyer Agent, such as a modification, suspension, or limitation arising in or pursuant to any Insolvency Proceeding affecting Seller (even if any such modification, suspension, or limitation causes Seller’s obligation to become discharged or unenforceable and even if such modification was made with the Buyer Agent’s consent or agreement); and (b) to perform all other obligations contained in the Transaction Documents, whether monetary or nonmonetary, when and as required by the Transaction Documents, including all obligations of Seller relating to the Repurchase Transactions and the Security under the Transaction Documents.

1.8 “Indebtedness” means, for any Person without duplication: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days after the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others guarantied by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) Indebtedness of general partnerships of which such Person is a general partner; (j) net liabilities under Hedging Agreements, as determined in accordance with GAAP; and (k) all Off-Balance Sheet Obligations of such Person

1.9 “Insolvency Proceeding” means any case under Title 11 of the United States Code or any successor statute or any other insolvency, bankruptcy, reorganization, liquidation, or like proceeding, or other statute or body of law relating to creditors’ rights, whether brought under state, federal, or foreign law.

1.10 “Intangible Assets” means the excess of the cost over book value of assets acquired, patents, trademarks, trade names, copyrights, franchises and other intangible assets (excluding in any event the value of any residual securities).

1.11 “Liens” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.

1.12 “Mark-to-Market Indebtedness” means the portion of Total Indebtedness of the Guarantor (which may be all of such Indebtedness) where the terms thereunder permit the holder thereof to make a margin call, accelerate all or part of such Indebtedness and/or request the repayment in full or in part prior to the applicable maturity date based on changes in the market value of the collateral securing such Indebtedness.

1.13 “Marketable Securities” means any of the following:

(i) 100% of the market value of negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of less than 1 year; or

(ii) 95% of the market value of negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of 1-10 years; or

(iii) 90% of the market value of negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of more than 10 years; or

(iv) 90% of the market value of single-class mortgage participation certificates (“FHLMC Certificates”) in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and the ultimate collection of principal of which are guaranteed by the Federal Home Loan Mortgage Corporation (excluding Real Estate Mortgage Investment Conduit ("REMIC") or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivative securities); or

(v) 90% of the market value of single-class mortgage pass-through certificates (“FNMA Certificates”) in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and ultimate collection of principal of which are guaranteed by the Federal National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, pass-through certificates backed by adjustable rate mortgages collateralized mortgage obligations, securities paying interest or principal only and similar derivative securities); or

(vi) 90% of the market value of single-class fully modified pass-through certificates (“GNMA Certificates”) in book-entry form backed by single-family residential mortgage loans, the full and timely payment of principal and interest of which is guaranteed by the Government National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivatives securities); or

(vii) 85% of all actively and regularly traded investment-grade residential mortgage-backed securities; or

(viii) such other collateral as Guarantor and Buyer Agent may agree, with such valuation percentage applied thereto as Buyer Agent, in its sole discretion acting in good faith shall deem appropriate.

1.14 “Net Income” means, for any period and for Guarantor and its consolidated Subsidiaries, the consolidated net income (or loss) of Guarantor and its consolidated Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP as adjusted in accordance with the terms hereof.

1.15 “Non-Recourse Indebtedness” means, with respect to any Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other customary exceptions to non-recourse provisions) is contractually limited to specific assets encumbered by a Lien securing such Indebtedness.

1.16 “Off-Balance Sheet Obligations” mean, with respect to any Person and its consolidated Subsidiaries determined on a consolidated basis as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its consolidated Subsidiaries in accordance with GAAP: (a) the monetary obligations under any financing lease or so-called “synthetic”, tax retention or off-balance sheet lease transaction which, upon the application of any insolvency laws to such Person or any of its consolidated Subsidiaries, would be characterized as indebtedness; (b) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its consolidated Subsidiaries; or (c) any other monetary obligation arising with respect to any other transaction which (i) is characterized as indebtedness for tax purposes but not for accounting purposes in accordance with GAAP or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its consolidated Subsidiaries (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment shall be deemed to be the functional equivalent of a borrowing).

1.17 “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

1.18 “Security” means any security or collateral held by or for the Buyer Agent, for the benefit of the Buyers, for the Repurchase Transactions or the Guarantied Obligations, whether real or personal property, including any mortgage, deed of trust, financing statement, security agreement, and other security document or instrument of any kind securing the Repurchase Transactions in whole or in part.

1.19 “Seller” means: (a) Seller as defined above, acting on its own behalf; (b) any estate created by the commencement of an Insolvency Proceeding affecting Seller; (c) any trustee, liquidator, sequestrator, or receiver of Seller or Seller’s property; and (d) any similar person duly appointed pursuant to any law governing any Insolvency Proceeding of Seller.

1.20 “Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person

1.21 “Tangible Net Worth” means, as of a particular date, (i) all amounts that would be included under stockholder’s equity on a balance sheet of Guarantor and its consolidated Subsidiaries at such date, determined in accordance with GAAP, less (ii) the sum of (A) amounts owing to Guarantor and its consolidated Subsidiaries from Affiliates and (B) Intangible Assets of Guarantor and its consolidated Subsidiaries.

1.22 “Tangible Net Worth Ratio” shall have the meaning provided in Section 5.2 of this Guaranty.

1.23 “Total Recourse Indebtedness” means, for any period, the aggregate Indebtedness (excepting any Non-Recourse Indebtedness) of Guarantor and its consolidated Subsidiaries during such period.

1.24 “Unfunded Margin Amount” means, in respect of any Eligible Asset on any date of determination, the positive difference, if any, between (a) the Market Value in respect of such Eligible Asset and (b) the outstanding Repurchase Price for such Eligible Asset.

2. ABSOLUTE GUARANTY OF ALL GUARANTIED OBLIGATIONS. Guarantor unconditionally and irrevocably guarantees Seller’s prompt and complete payment, observance, fulfillment, and performance of all Guarantied Obligations. Guarantor shall be personally liable for, and personally obligated to pay and perform, all Guarantied Obligations. All assets and property of Guarantor shall be subject to recourse if Guarantor fails to pay and perform any Guarantied Obligation(s) when and as required to be paid and performed pursuant to the Transaction Documents.

3. NATURE AND SCOPE OF LIABILITY. Guarantor’s liability under this Guaranty is primary and not secondary. Guarantor’s liability under this Guaranty shall be in the full amount of all Guarantied Obligations, including any interest, default interest, costs and fees payable by Seller under the Transaction Documents, including any of the foregoing that would have accrued under the Transaction Documents but for any Insolvency Proceeding.

4. CHANGES IN TRANSACTION DOCUMENTS. Without notice to, or consent by, Guarantor, and in the Buyer Agent’s sole and absolute discretion and without prejudice to the Buyer Agent or in any way limiting or reducing Guarantor’s liability under this Guaranty, but subject to the terms of the Repurchase Agreement, the Buyer Agent, on behalf of the Buyers, may: (a) grant extensions of time, renewals or other indulgences or modifications to Seller or any other party under any of the Transaction Document(s), (b) change, amend, or modify any Transaction Document(s), (c) authorize the sale, exchange, release or subordination of any Security, (d) accept or reject additional Security in accordance with the terms of the Repurchase Agreement, (e) discharge or release any party or parties liable under the Transaction Documents, (f) foreclose or otherwise realize on any Security, or attempt to foreclose or otherwise realize on any Security, whether such attempt is successful or unsuccessful, in accordance with the terms of the Repurchase Agreement, (g) accept or make compositions or other arrangements or file or refrain from filing a claim in any Insolvency Proceeding, (h) make loans to Seller in such amount(s) and at such time(s) as the Buyer Agent may determine, (i) credit payments in such manner and order of priority as the Buyer Agent may determine in its discretion, provided that such credits shall be consistent with the requirements of the Repurchase Agreement and (j) otherwise deal with Seller and any other party related to the Repurchase Transactions or any Security as the Buyer Agent may determine in its sole and absolute discretion. Without limiting the generality of the foregoing, Guarantor’s liability under this Guaranty shall continue even if the Buyer Agent alters any obligations under the Transaction Documents in any respect or any Buyer’s, the Buyer Agent’s or Guarantor’s remedies or rights against Seller are in any way impaired or suspended without Guarantor’s consent. If the Buyer Agent performs any of the actions described in this paragraph, then Guarantor’s liability shall continue in full force and effect even if the Buyer Agent’s actions impair, diminish or eliminate Guarantor’s subrogation, contribution, or reimbursement rights (if any) against Seller.

5. CERTAIN FINANCIAL COVENANTS. Guarantor shall satisfy with respect to itself each of the following financial covenants, as determined quarterly on a consolidated basis in conformity with GAAP as set forth in the financial statements of Guarantor delivered pursuant to Section 15 hereof:

5.1 Maintenance of Tangible Net Worth. Tangible Net Worth at the end of each fiscal quarter shall not be less than the sum of (i) $400,000,000, plus, (ii) an amount equal to 75% of any Equity Proceeds;

5.2 Maintenance of Ratio of Total Recourse Indebtedness to Tangible Net Worth. The ratio of Total Recourse Indebtedness to Tangible Net Worth (the “Tangible Net Worth Ratio”) at the end of each fiscal quarter shall not be greater than 3.0:1.0;

5.3 Changes in Tangible Net Worth. On any date, the Guarantor’s Tangible Net Worth shall not have decreased by (i) twenty percent (20%) or more from the Guarantor’s Tangible Net Worth as of the last Business Day in the third (3rd) month preceding such date; or (ii) forty percent (40%) or more from the Guarantor’s Tangible Net Worth as of the last Business Day in the twelfth (12th) month preceding such date;

5.4 Minimum DSCR. DSCR at the end of each fiscal quarter shall not be less than 1.40:1.00;

5.5 Minimum Liquidity. As of any date, the sum of the Guarantor’s (x) cash, (y) Marketable Securities, and (z) subject to the following proviso, availability under any Committed Facility that is unrestricted and not subject to liens, to be less than 5.0% of the Guarantor’s Indebtedness which is subject to mark-to-market provisions; provided, however¸ that the maximum amount of availability under any Committed Facility that is unrestricted and not subject to liens that may be included for purposes of satisfying the requirements of this Section 5.5 shall not exceed 1.25% of the Guarantor’s Indebtedness which is subject to mark-to-market provisions; and

5.6 Net Income. For any period of two consecutive fiscal quarters, Guarantor’s Net Income shall not be less than $1.00.

5.7 Accounting Adjustments. Compliance with Sections 5.1 through 5.6 above shall be determined by excluding the assets and liabilities of variable interest entities required to be consolidated under FIN 46R and without giving any effect to any changes in or in the interpretation of FAS 140 after the date hereof.

6. NATURE OF GUARANTY. Guarantor’s liability under this Guaranty is a guaranty of payment and performance of the Guarantied Obligations, and is not a guaranty of collection or collectability. Guarantor’s liability under this Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of any of the Transaction Documents. Guarantor’s liability under this Guaranty is a continuing, absolute, and unconditional obligation under any and all circumstances whatsoever (except as expressly stated, if at all, in this Guaranty), without regard to the validity, regularity or enforceability of any of the Guarantied Obligations. Guarantor acknowledges that Guarantor is fully obligated under this Guaranty even if Seller had no liability at the time of execution of the Transaction Documents or later ceases to be liable under any Transaction Document, whether pursuant to Insolvency Proceedings or otherwise. Guarantor shall not be entitled to claim, and irrevocably covenants not to raise or assert, any defenses against the Guarantied Obligations that would or might be available to Seller, other than actual payment and performance of all Guarantied Obligations in full in accordance with their terms. Guarantor waives any right to compel the Buyer Agent to proceed first against Seller or any Security before proceeding against Guarantor. Guarantor agrees that if any of the Guarantied Obligations are or become void or unenforceable (because of inadequate consideration, lack of capacity, Insolvency Proceedings, or for any other reason), then Guarantor’s liability under this Guaranty shall continue in full force with respect to all Guarantied Obligations as if they were and continued to be legally enforceable, all in accordance with their terms before giving effect to the Insolvency Proceedings. Guarantor also recognizes and acknowledges that its liability under this Guaranty may be more extensive in amount and more burdensome than that of Seller. Guarantor waives any defense that might otherwise be available to Guarantor based on the proposition that a guarantor’s liability cannot exceed the liability of the principal. Guarantor intends to be fully liable under the Guarantied Obligations regardless of the scope of Seller’s liability thereunder. Without limiting the generality of the foregoing, if the Guarantied Obligations are “nonrecourse” as to Seller or Seller’s liability for the Guarantied Obligations is otherwise limited in some way, Guarantor nevertheless intends to be fully liable, to the full extent of all of Guarantor’s assets, with respect to all the Guarantied Obligations, even though Seller’s liability for the Guarantied Obligations may be more limited in scope or less burdensome. Guarantor waives any defenses to this Guaranty arising or purportedly arising from the manner in which any Buyer or the Buyer Agent disburses the Repurchase Transactions to Seller or otherwise, or any waiver of the terms of any Transaction Document by the Buyer Agent or other failure of the Buyer Agent to require full compliance with the Transaction Documents. Guarantor’s liability under this Guaranty shall continue until all sums due under the Transaction Documents have been paid in full and all other performance required under the Transaction Documents has been rendered in full, except as expressly provided otherwise (if at all) in this Guaranty. Guarantor’s liability under this Guaranty shall not be limited or affected in any way by any impairment or any diminution or loss of value of any Security whether caused by (a) hazardous substances, (b) the Buyer Agent’s failure to perfect a security interest in any Security, (c) any disability or other defense(s) of Seller, (d) any acts or omissions of the Buyers or the Buyer Agent; or (e) any breach by Seller of any representation or warranty contained in any Transaction Document.

7. WAIVERS OF RIGHTS AND DEFENSES. Guarantor waives any right to require the Buyer Agent or any Buyer to (a) proceed against Seller, (b) proceed against or exhaust any Security, or (c) pursue any other right or remedy for Guarantor’s benefit. Guarantor agrees that the Buyer Agent may proceed against Guarantor with respect to the Guarantied Obligations without taking any actions against Seller and without proceeding against or exhausting any Security. Guarantor agrees that the Buyer Agent may unqualifiedly exercise in its sole discretion (or may waive or release, intentionally or unintentionally) any or all rights and remedies available to it against Seller without impairing the Buyer Agent’s rights and remedies in enforcing this Guaranty, under which Guarantor’s liabilities shall remain independent and unconditional. Guarantor agrees and acknowledges that the Buyer Agent’s exercise (or waiver or release) of certain of such rights or remedies may affect or eliminate Guarantor’s right of subrogation or recovery against Seller (if any) and that Guarantor may incur a partially or totally nonreimbursible liability in performing under this Guaranty. Guarantor has assumed the risk of any such loss of subrogation rights, even if caused by the Buyer Agent’s acts or omissions. If the Buyer Agent’s enforcement of rights and remedies, or the manner thereof, limits or precludes Guarantor from exercising any right of subrogation that might otherwise exist, then the foregoing shall not in any way limit the Buyer Agent’s rights to enforce this Guaranty. Without limiting the generality of any other waivers in this Guaranty, Guarantor expressly waives any statutory or other right that Guarantor might otherwise have to: (i) limit Guarantor’s liability after a nonjudicial foreclosure sale conducted in accordance with the terms of the Repurchase Agreement and applicable law to the difference between the Guarantied Obligations and the fair market value of the property or interests sold at such nonjudicial foreclosure sale or to any other extent, (ii) otherwise limit the Buyer Agent’s right to recover a deficiency judgment after any foreclosure sale conducted in accordance with the terms of the Repurchase Agreement and applicable law, or (iii) require the Buyer Agent to exhaust its Security before the Buyer Agent may obtain, for the benefit of the Buyers, a personal judgment for any deficiency. Notwithstanding anything in the Repurchase Agreement to the contrary, any proceeds of a foreclosure or similar sale shall be applied first to any obligations of Seller that also constitute Guarantied Obligations within the meaning of this Guaranty. Guarantor acknowledges and agrees that any nonrecourse or exculpation provided for in any Transaction Document, or any other provision of a Transaction Document limiting the Buyer Agent’s recourse to specific Security or limiting the Buyer Agent’s right to enforce a deficiency judgment against Seller or any other person, shall have absolutely no application to Guarantor’s liability under this Guaranty.

8. ADDITIONAL WAIVERS. Guarantor waives diligence and all demands, protests, presentments and notices of every kind or nature, including notices of protest, dishonor, nonpayment, acceptance of this Guaranty and the creation, renewal, extension, modification or accrual of any of the Guarantied Obligations. Guarantor further waives the right to plead any and all statutes of limitations as a defense to Guarantor’s liability under this Guaranty or the enforcement of this Guaranty. No failure or delay on the Buyer Agent’s part in exercising any power, right or privilege under this Guaranty shall impair or waive any such power, right or privilege.

9. NO DUTY TO PROVE LOSS. To the extent that Guarantor at any time incurs any liability under this Guaranty, Guarantor shall immediately pay the Buyer Agent (to be applied on account of the Guarantied Obligations) the amount provided for in this Guaranty, without any requirement that the Buyer Agent demonstrate that the Buyer Agent or any Buyer has currently suffered any loss or that the Buyer Agent or any Buyer has otherwise exercised (to any degree) or exhausted any of the Buyer Agent’s or Buyers’ rights or remedies with respect to Seller or any Security.

10. FULL KNOWLEDGE. Guarantor acknowledges, represents, and warrants that Guarantor has had a full and adequate opportunity to review the Transaction Documents, the transactions contemplated by the Transaction Documents, and all underlying facts relating to such transactions. Guarantor represents and warrants that Guarantor fully understands: (a) the remedies the Buyer Agent and/or the Buyers may pursue against Seller and/or Guarantor in the event of a default under the Transaction Documents, (b) the value (if any) and character of any Security and (c) Seller’s financial condition and ability to perform under the Transaction Documents. Guarantor agrees to keep itself fully informed regarding all aspects of the foregoing and the performance of Seller’s obligations to the Buyer Agent and the Buyers. Neither Buyer Agent nor any Buyer has a duty, whether now or in the future, to disclose to Guarantor any information pertaining to Seller, the Repurchase Transactions or any Security. If at any time provided for in the Transaction Documents, Guarantor agrees and acknowledges that an Insolvency Proceeding affecting Guarantor, or other actions or events relating to Guarantor (including Guarantor’s change in financial position), as set forth in the Transaction Documents, may be event(s) of default under the Transaction Documents.

11. REPRESENTATIONS AND WARRANTIES. Guarantor acknowledges, represents, and warrants as follows, and acknowledges that the Buyer Agent is relying upon the following acknowledgments, representations, and warranties by Guarantor in making the Repurchase Transactions:

11.1 Due Authorization. This Guaranty has been duly authorized, executed, and delivered by Guarantor, and is a legally valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to bankruptcy, insolvency and other limitations on creditors’ rights generally and to equitable principles.

11.2 No Conflict. The execution, delivery, and performance of this Guaranty will not violate any provision of any law, regulation, judgment, order, decree, determination, or award of any court, arbitrator or governmental authority, or of any mortgage, indenture, loan, or security agreement, lease, contract or other agreement, instrument or undertaking to which Guarantor is a party or that purports to bind Guarantor or any of Guarantor’s property or assets.

11.3 No Third Party Consent Required. No consent of any person (including creditors or partners, members, stockholders or other owners of Guarantor) is required in connection with Guarantor’s execution of this Guaranty or performance of Guarantor’s obligations under this Guaranty (other than consents that have been obtained). Guarantor’s execution of, and obligations under, this Guaranty are not contingent upon any consent, license, permit, approval or authorization of, exemption by, notice or report to or registration, filing or declaration with, any governmental authority, bureau or agency, whether local, state, federal or foreign.

11.4 Authority and Execution. Guarantor has the necessary corporate power and authority to execute, deliver and perform its obligations under this Guaranty.

11.5 No Representations by the Buyer Agent nor the Buyers. Guarantor delivers this Guaranty based solely upon Guarantor’s own independent investigation and based in no part upon any representation, statement, or assurance by the Buyer Agent or the Buyers.

12. REIMBURSEMENT AND SUBROGATION RIGHTS. Except to the extent that the Buyer Agent notifies Guarantor to the contrary in writing from time to time:

12.1 General Deferral of Reimbursement. Guarantor waives any right to be reimbursed by Seller for any payment(s) made by Guarantor on account of the Guarantied Obligations, unless and until all Guarantied Obligations have been paid in full and all periods within which such payments may be set aside or invalidated have expired. Guarantor acknowledges that Guarantor has received adequate consideration for execution of this Guaranty by virtue of the Buyers’ entering into the Repurchase Transactions (which benefits Guarantor, as an owner or principal of Seller) and Guarantor does not require or expect, and is not entitled to, any other right of reimbursement against Seller as consideration for this Guaranty.

12.2 Deferral of Subrogation and Contribution. Guarantor agrees it shall have no right of subrogation against Seller, the Buyers or the Buyer Agent and no right of subrogation against any Security unless and until: (a) all amounts due under the Transaction Documents have been paid in full and all other performance required under the Transaction Documents has been rendered in full to the Buyer Agent and the Buyers; and (b) all periods within which such payment and performance may be set aside or invalidated have expired (such deferral of Guarantor’s subrogation and contribution rights, the “Subrogation Deferral”).

12.3 Effect of Invalidation. To the extent that a court of competent jurisdiction determines that Guarantor’s Subrogation Deferral is void or voidable for any reason, Guarantor agrees, notwithstanding any acts or omissions by the Buyers or the Buyer Agent, that Guarantor’s rights of subrogation against Seller, the Buyer Agent and Guarantor’s right of subrogation against any Security shall at all times be junior and subordinate to the Buyer Agent’s rights against Seller and to the Buyer Agent’s right, title, and interest in such Security.

13. CLAIMS IN INSOLVENCY PROCEEDING. Guarantor shall not file any claim in any Insolvency Proceeding affecting Seller unless Guarantor simultaneously assigns and transfers such claim to the Buyer Agent, without consideration, pursuant to documentation fully satisfactory to the Buyer Agent. Guarantor shall automatically be deemed to have assigned and transferred such claim to the Buyer Agent whether or not Guarantor executes documentation to such effect. By executing this Guaranty, Guarantor hereby authorizes the Buyer Agent (and grants the Buyer Agent a power of attorney coupled with an interest, and hence irrevocable) to execute and file such assignment and transfer documentation on Guarantor’s behalf. the Buyer Agent shall have the sole right to vote, receive distributions on and exercise all other rights with respect to any such claim; provided, however, that if and when the Guarantied Obligations have been paid in full, the Buyer Agent shall release to Guarantor any further payments received on account of any such claim.

14. BUYER’S DISGORGEMENT OF PAYMENTS. Upon payment of all or any portion of the Guarantied Obligations, Guarantor’s obligations under this Guaranty shall continue and remain in full force and effect if all or any part of such payment is, pursuant to any Insolvency Proceeding or otherwise, avoided or recovered directly or indirectly from the Buyer Agent as a preference, fraudulent transfer, or otherwise irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery or (b) payment in full of the Repurchase Transactions. Guarantor’s liability under this Guaranty shall continue until all periods have expired within which the Buyer Agent could (on account of Insolvency Proceedings, whether or not then pending, affecting Seller or any other person) be required to return, repay, or disgorge any amount paid at any time on account of the Guarantied Obligations.

15. FINANCIAL INFORMATION. Within ninety days after the end of each fiscal year of Guarantor and within forty-five days after the end of each of the first three fiscal quarters, Guarantor shall deliver to the Buyer Agent the financial statements of Guarantor (audited for the annual financial statements and unaudited for the financial statements of the first three fiscal quarters), together with an officer’s certificate addressed to the Buyer Agent certifying that, as of the end of such fiscal quarter or fiscal year, as applicable, Guarantor was in compliance with each of the financial covenants contained in Section 5 of this Guaranty and showing in reasonable detail the calculations demonstrating such compliance.

16. CONSENT TO JURISDICTION. Guarantor agrees that any proceeding to enforce this Guaranty may be brought in any state or federal court located in the State of New York. By executing this Guaranty, Guarantor irrevocably accepts and submits to the nonexclusive jurisdiction of each of the aforesaid courts, generally and unconditionally with respect to any such proceeding.

17. MERGER; NO CONDITIONS; AMENDMENTS. This Guaranty and documents referred to herein contain the entire agreement among the parties with respect to the matters set forth in this Guaranty. This Guaranty supersedes all prior agreements among the parties with respect to the matters set forth in this Guaranty. No course of prior dealings among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify, or vary any terms of this Guaranty. This Guaranty is unconditional. There are no unsatisfied conditions to the full effectiveness of this Guaranty. No terms or provisions of this Guaranty may be changed, waived, revoked, or amended without the written agreement of the parties hereto. If any provision of this Guaranty is determined to be unenforceable, then all other provisions of this Guaranty shall remain fully effective.

18. GOVERNING LAW; ENFORCEMENT. This Guaranty shall be governed and construed in accordance with the internal laws of the State of New York (without regard to conflict of laws principles), notwithstanding the location of any Security. Guarantor acknowledges that any restrictions, limitations and prohibitions set forth in New York Real Property Actions and Proceedings Law Sections 1301 and 1371 that would or might otherwise limit or establish conditions to the Buyer Agent’s recovery of a judgment against Guarantor if the Security were located in the State of New York shall have absolutely no application to the Buyer Agent’s enforcement of this Guaranty as against Guarantor, except to the extent that real property Security is located within the State of New York. Guarantor acknowledges that this Guaranty is an “instrument for the payment of money only,” within the meaning of New York Civil Practice Law and Rules Section 3213.

19. FURTHER ASSURANCES. Guarantor shall execute and deliver such further documents, and perform such further acts, as the Buyer Agent may reasonably request to achieve the intent of the parties as expressed in this Guaranty, provided, in each case, that any such documentation is consistent with this Guaranty and with the Transaction Documents.

20. WAIVER OF TRIAL BY JURY. GUARANTOR WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING FROM OR RELATING TO THIS GUARANTY OR THE TRANSACTION DOCUMENTS OR ANY OBLIGATION(S) OF GUARANTOR HEREUNDER OR UNDER THE TRANSACTION DOCUMENTS.

21. MISCELLANEOUS.

21.1 Assignability. the Buyer Agent may assign this Guaranty (in whole or in part) together with any one or more of the Transaction Documents to any Person permitted under the Repurchase Agreement, without in any way affecting Guarantor’s or Seller’s liability. In connection with any such assignment, Guarantor shall deliver such documentation as the Buyer Agent shall reasonably request. This Guaranty shall benefit the Buyer Agent and its successors and permitted assigns and shall bind Guarantor and its heirs, executors, administrators and successors. Guarantor may not assign this Guaranty, in whole or in part.

21.2 Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (i) hand delivery, with proof of attempted delivery, (ii) certified or registered United States mail, postage prepaid, (iii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (iv) by facsimile (with transmission confirmation), provided that such faxed notice must also be delivered by one of the means set forth in (i), (ii) or (iii) above, addressed if to the Buyer Agent at Bank of America, N.A., Mail Code: NC1-027-19-01, Hearst Tower, 214 North Tryon Street, Charlotte, NC 28555, Attention: Christopher Young, Vice President, Portfolio Management, Facsimile: (704) 388-9169, and if to Guarantor at c/o BlackRock Financial Management, Inc., 40 East 52nd Street, New York, NY 10022, Attention: Mr. Richard Shea, Facsimile No. (212) 754-8758, or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section. A copy of all notices directed to Guarantor shall be delivered concurrently to the following: Latham & Watkins LLP, 885 Third Ave., New York, NY 10022, Attn: David Stewart (028354-0040), Facsimile No.: (212) 751 4864. A notice shall be deemed to have been given: (x) in the case of hand delivery, registered or certified mail or expedited prepaid delivery service, at the time of delivery or (y) in the case of facsimile, upon receipt of transmission confirmation, provided that such faxed notice was also delivered as required in this Section. A party receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as properly given.

21.3 Interpretation. The word “include” and its variants shall be interpreted in each case as if followed by the words “without limitation.”

21.4 Counterparts. This Guaranty may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

22. BUSINESS PURPOSES. Guarantor acknowledges that this Guaranty, although executed in Guarantor’s individual capacity, is executed and delivered for business and commercial purposes, and not for personal, family, household, consumer or agricultural purposes. Guarantor acknowledges that Guarantor is not entitled to, and does not require the benefits of, any rights, protections, or disclosures that would or may be required if this Guaranty were given for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that none of Guarantor’s obligation(s) under this Guaranty constitute(s) a “debt” within the meaning of the United States Fair Debt Collection Practices Act, 15 U.S.C. § 1692a(5), and accordingly compliance with the requirements of such act is not required if the Buyer Agent (directly or acting through its counsel) makes any demand or commences any action to enforce this Guaranty.

23. NO THIRD-PARTY BENEFICIARIES. This Guaranty is executed and delivered for the benefit of the Buyer Agent, for the benefit of the Buyers, and its heirs, successors, and permitted assigns, and is not intended to benefit any third party.

24. CERTAIN ACKNOWLEDGMENTS BY GUARANTOR. GUARANTOR ACKNOWLEDGES THAT BEFORE EXECUTING THIS GUARANTY: (A) GUARANTOR HAS HAD THE OPPORTUNITY TO REVIEW IT WITH AN ATTORNEY OF GUARANTOR’S CHOICE; (B) THE BUYER AGENT HAS RECOMMENDED TO GUARANTOR THAT GUARANTOR OBTAIN SEPARATE COUNSEL, INDEPENDENT OF SELLER’S COUNSEL, REGARDING THIS GUARANTY; AND (C) GUARANTOR HAS CAREFULLY READ THIS GUARANTY AND UNDERSTOOD THE MEANING AND EFFECT OF ITS TERMS, INCLUDING ALL WAIVERS AND ACKNOWLEDGMENTS CONTAINED IN THIS GUARANTY AND THE FULL EFFECT OF SUCH WAIVERS AND THE SCOPE OF GUARANTOR’S OBLIGATIONS UNDER THIS GUARANTY.

25. Effect of amendment and restatement. As of the date hereof, the Existing Guaranty shall be amended, restated and superseded in its entirety. Each party to any Transaction Document hereby reaffirms its duties and obligations under such Transaction Document or Transaction Documents to which it is a party. Each reference to the Existing Guaranty in any Transaction Document shall be deemed to be a reference to this Guaranty.

IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the date indicated below.

Date: August 7, 2008

GUARANTOR
Anthracite Capital, Inc.

By:  /s/ Richard Shea
Name: Richard Shea
Title: President and COO

Acknowledgment(s)

Bank of America, N.A., as buyer agent

By:  /s/ Jeffrey B. Hoyle
Name: Jeffrey B. Hoyle
Title: Managing Director

Anthracite Capital BOFA Funding LLC

By: Anthracite Capital, Inc., its sole member

By:  /s/ Richard Shea
Name: Richard Shea
Title: President and COO